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                                                                  EXHIBIT 99.1

Certain Factors That May Affect Future Results

         The following important factors, among others, could cause actual results to differ from those indicated by forward-looking statements made in this Annual Report on Form 10-K for the year ended December 31, 1998 and presented elsewhere by management from time to time.

         PATENT LITIGATION. The biotechnology industry has been characterized by significant litigation and interference proceedings regarding patents, patent applications and other intellectual property rights, and many companies in the biotechnology industry have attempted to employ intellectual property litigation to gain or preserve a competitive advantage. For example, there has been substantial intellectual property litigation between suppliers of erythropoietin throughout the world.

         In April 1997, Amgen Inc. filed a civil action in the U.S. District Court in Massachusetts against the Company and Hoechst Marion Roussel, Inc. ("HMRI"), the Company's collaborative partner. The complaint in the action alleged that the Company's Gene Activated product development program for the production of GA-EPO and processes for producing GA-EPO infringe on Amgen's U.S. Patent Numbers 5,547,933, 5,618,698, and 5,621,080 and requests that TKT and HMRI be enjoined from making, using, or selling GA-EPO and that the court award Amgen monetary damages.

         In November 1997, TKT and HMRI filed a Motion for Summary Judgment of Non-Infringement. On the same date, Amgen filed a Motion for Summary Judgment of Infringement. TKT and HMRI opposed that motion, stating that there had been no infringement.

         In April 1998, the U.S. District Court granted TKT and HMRI's Motion for Summary Judgment of Non-Infringement and denied Amgen's Motion for Summary Judgment of Infringement on the ground that all of TKT and HMRI's GA-EPO related activities through that date had been conducted solely for uses reasonably related to the production of information for submission to the FDA for regulatory approval. According to the Court, under the Waxman-Hatch Act, such activities are not acts of patent infringement. The Court ordered Amgen's remaining claim for declaratory judgment of future infringement administratively closed, to be reopened upon motion of either party for good cause shown. The Court did not address the issue of whether TKT and HMRI's activities that were challenged by Amgen infringed Amgen's patents. The Court ordered Amgen's remaining claim for declaratory judgment of future infringement administratively closed, to be reopened upon motion of either party for good cause shown.

         In June 1999, the Company requested, and the Court agreed, that the declaratory judgment aspect of the case be reopened. In July 1999, the Company commenced legal proceedings against Kirin-Amgen, Inc., a joint venture of Amgen and Kirin Brewery Co., Ltd., in the U.K. seeking a declaration that a U.K. patent held by Kirin-Amgen will not be infringed by the sale of GA-EPO and that the numerous claims of Kirin-Amgen's U.K. patent are invalid.


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         The Company can provide no assurance as to the outcome of either the
U.S. or U.K. proceedings. A decision by the court against TKT and HMRI, including the issuance of an injunction against the making, using or selling of GA-EPO by the Company and HMRI in the U.S., U.K., or any other significant industrial country, as the case may be, or any other conclusion of other litigation in a manner adverse to the Company and HMRI, would have a material adverse effect on the Company's business, financial condition, and results of operations.

         Pursuant to the Amended and Restated License Agreement, dated March 1995, by and between HMRI and the Company, HMRI assumed the cost of defense of the Amgen and Kirin-Amgen litigations. The Company is required to reimburse HMRI for its share of litigation expenses, as defined, from future royalties, if any, otherwise payable by HMRI as to the sale of GA-EPO and in certain other circumstances.

         There can be no assurance that the Company will not in the future become subject, in the United States or any other country, to additional patent infringement claims, interferences and other litigation involving patents, or any patents that may issue on any pending patent applications, including Amgen patent applications.

         The defense and prosecution of intellectual property suits and related legal and administrative proceedings can be both costly and time consuming. Litigation and interference proceedings could result in substantial expense to the Company or its corporate partner and significant diversion of effort by the Company's technical and management personnel. An adverse determination in litigation to which the Company may become a party could subject the Company to significant liabilities to third parties or require the Company to seek licenses from third parties. Although a number of patent and intellectual property disputes in the biotechnology area have been settled through licensing or similar arrangements, costs associated with any such arrangement may be substantial and could include ongoing royalties. Furthermore, there can be no assurance that necessary licenses would be available to the Company or its corporate partner or would be available on acceptable terms. Adverse determinations in a judicial or administrative proceeding or failure to obtain necessary licenses could prevent the Company or its corporate partner from manufacturing and selling some or all of its products, which would have a material adverse effect on the Company's business, financial condition and results of operations.

         With respect to gene therapy technology, the Company requested, and the U.S. Patent and Trademark Office (the "PTO"), declared in January 1996, an interference regarding a third party's issued patent with broad claims to ex vivo gene therapy. The participants in the interference are TKT, Genetic Therapy, Inc. (a wholly-owned subsidiary of Novartis AG), Syntex (U.S.A.) (a wholly-owned subsidiary of Roche Holdings, Inc.), and Somatix. Somatix subsequently merged into Cell Genesys, Inc. With the possible exception of the patent involved in the interference, the Company believes its Transkaryotic Therapy technology does not infringe on patents issued to date. The PTO proceeding will determine the patentability of the subject matter of the interference and which of the parties first developed this subject matter. The process to resolve the interference can take many years. The outcome of interferences can



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be quite variable: for example, none of the four parties may receive the desired claims, one party may prevail, or a settlement involving two or more of the parties may be reached. There can be no assurance that TKT will prevail in this interference or that, even if it does prevail, that the Company can meaningfully protect its proprietary position. In the event TKT does not prevail in the interference, a January 1997 Federal Trade Commission (the "FTC") decision may then be relevant. The FTC entered a consent order to resolve anticompetitive concerns raised by the merger of Ciba-Geigy Limited and Sandoz Limited into the newly formed Novartis AG. As part of the consent order, the constituent entities of Novartis will be required to provide all gene therapy researchers and developers with non-exclusive licenses to the patent upon which Novartis is involved in the interference. The Company has entered into an agreement with Somatix under which the Company's ability to market its non-viral gene therapy products will not be affected should Somatix win the interference.

         Should any of its competitors have filed additional patent applications in the U.S. that claim technology also invented by the Company, the Company may have to participate in additional interference proceedings declared by the PTO, all of which could result in substantial cost to the Company to determine its rights or potential loss of rights.

         COMPETITION. The biotechnology industry is characterized by rapid and significant technological change. There can be no assurance that TKT will succeed in developing and marketing technologies and products that are more clinically efficacious and cost-effective than existing established treatments or new approaches and products developed and marketed by its competitors. The development by others of alternative or superior treatment methods could render the Company's products obsolete or noncompetitive. In addition, treatment methods not clearly superior to the Company's could achieve greater market penetration through competitors' superior sales, marketing or distribution capabilities.

         The Company's products and technologies will be subject to substantial competition from companies engaged in the commercialization of therapeutic proteins and gene therapy as well as from companies which have other forms of treatment for the diseases targeted by the Company. Many of these competitors have substantially greater financial and other resources than the Company, including larger research and development staffs and more experience and capabilities in conducting research and development activities, testing products in clinical trials, obtaining regulatory approvals and manufacturing, marketing and distributing products. Smaller companies may obtain access to such skills and resources through collaborative arrangements with pharmaceutical companies or academic institutions.

         The Company is initially focusing its Gene Activated product efforts on established products with proven safety and efficacy. The Company anticipates that companies selling such products will compete vigorously against any Gene Activated products offered by the Company or its collaborators. There can be no assurance that the Company's Gene Activated products will be accepted by medical centers, hospitals, physicians or patients in lieu of existing products, or as to the effect of such competition on the market prices of the Company's products.

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         The Company's Niche Protein products are targeted at patients suffering from rare genetic diseases. The Company anticipates that the market for such products in some instances may be quite small, and that competition in the form of competitive products could place significant pressure on TKT's ability to successfully commercialize its products.

         The Company's competitive position also depends on its ability to attract and retain qualified personnel, obtain patent protection, secure licenses of necessary genes and technology from third parties, or otherwise develop proprietary products or processes and secure sufficient capital resources for the typically substantial expenditures and period of time prior to commercial sales of each product. There can be no assurance that the Company will be successful in achieving these goals.

         DEPENDENCE ON COLLABORATIVE PARTNERS. The Company has entered into arrangements with HMRI on two of its Gene Activation development programs, with Sumitomo on one of its Niche Protein products, and with GI on a gene therapy development program. Each agreement with HMRI is subject to termination without cause on short notice under certain circumstances, and there is no assurance that in the future either partner will not exercise its termination rights. The Company is relying on HMRI to develop, conduct clinical trials, obtain regulatory approval for the sale of, manufacture and market worldwide GA-EPO and GA-II. There can be no assurance that these collaborative partners will devote the resources necessary to complete development of and commercialize these potential products. Should these collaborative partners fail to develop and commercialize these two potential products, the Company's business would be materially adversely affected.

         The Company's strategy for the research, development and commercialization of certain of its potential products includes the possibility that it will enter into various additional arrangements with corporate partners, licensors, licensees and others. There can be no assurance that any further arrangements will be effected in the future. Although the Company believes parties to any existing and future arrangements, if entered into, would have economic and other motivations to perform their contractual responsibilities in full, the amount and timing of resources which they would devote to these activities would not be within the control of the Company. There can be no assurance that such parties would perform their obligations as expected or that any revenue would be derived by the Company from such arrangements.

         PATENTS AND PROPRIETARY RIGHTS. The Company's success may depend in large part on its ability to obtain patent protection for its processes and potential products in the U.S. and other countries and to obtain the right to use in its potential products genes or other technology that have been or may be patented by others. At December 31, 1998, the Company had six issued U.S. patents and 28 pending patent applications in the U.S. to protect its proprietary methods and processes; it has also filed foreign patent applications corresponding to certain of these U.S. patent applications. In addition, the Company has entered into several agreements to license proprietary rights from other parties. However, the patent situation in the field of biotechnology generally is highly uncertain and involves complex legal, scientific and factual questions. To date there has emerged no consistent policy regarding the breadth of claims allowed in biotechnology patents. Accordingly, there can be no assurance that patent applications relating to the


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technology used by the Company will result in patents being issued or that, if issued, the patents will not be challenged, invalidated or circumvented or will afford protection against competitors with similar technology.

         Many biotechnology and pharmaceutical companies, universities and research institutions, including competitors with substantial resources, have filed patent applications and have been issued patents potentially relating to the Company's technologies. In addition, certain competitors have filed patent applications and have been issued patents relating to certain methods of producing therapeutic proteins that the Company anticipates producing using its Gene Activation technology. The Company's technologies and potential products may be found to conflict or be alleged to conflict with patents which have been or may be granted to competitors, universities or others. There are a substantial number of biotechnology patent applications under review at the PTO. Because patent applications in the U.S. are maintained in secrecy until patents issue, the Company cannot be certain that others have not filed or maintained patent applications for technology used by the Company or covered by the Company's pending patent applications or that the Company was the first to file patent applications for such technology. Competitors may have filed applications for, or may have received patents and may obtain additional patents and proprietary rights relating to, compositions of matter or processes that block or compete with those of the Company. Furthermore, as is the case with any pending patent application, competitors may attempt to amend existing applications to claim rights to compositions of matter or processes that may block the Company. No assurance can be given that the Company's products or processes do not infringe patents that may issue under pending patent applications.

         Although the Company has licensed proprietary rights to certain genes (for example, for Factor VIII and Factor IX) to be used in its gene therapy products and to certain patents (for example, for certain pending and issued patents related to mucopolysaccharidoses), the Company presently has no proprietary rights to certain other genes that it may later seek to use in its products and which may be the subject of issued third party patents or pending patent applications. As a result, the Company may be required to obtain licenses under third party patents in order to market certain of its products. If such licenses are not made available to the Company on acceptable terms, the Company will not be able to market such products. In addition, under the Company's license and sublicense agreements, the licensors and sublicensors may terminate these agreements upon the Company's failure to meet certain specified milestones. Any such termination of an existing license or sublicense by any such licensor or sublicensor, or any inability by the Company to obtain any required license, could have a material adverse effect on the Company's business.

         The Company also relies upon unpatented proprietary technology, processes and know-how, which the Company protects in part by confidentiality agreements with its employees, consultants and certain contractors. There can be no assurance that these agreements will not be breached, that the Company will have adequate remedies for any breach, or that the Company's trade secrets will not otherwise become known or be independently developed by competitors.

         POSSIBILITY OF ORPHAN DRUG STATUS. The Company believes that many of the potential


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products in its Niche Protein platform may qualify as Orphan Drugs. TKT intends to pursue this designation aggressively, where appropriate, with respect to its Niche Protein products intended for patient populations in the United States of less than 200,000. A drug that receives Orphan Drug designation by the FDA and is the first product to receive FDA marketing approval for its stated product claim is entitled to a seven-year exclusive marketing period in the United States for that product claim. A drug that is considered by the FDA to be different than a particular Orphan Drug is not barred from sale in the United States during such seven-year exclusive marketing period. Furthermore, Orphan Drug exclusivity can be terminated for a variety of reasons, including that the manufacturer of an Orphan Drug cannot provide an adequate supply of the product. There can be no assurance that Orphan Drug status will be afforded to any of the Company's potential products, or, if afforded, that such designations will be maintained. In addition, the Company could incur substantial costs in asserting any rights to prevent such uses it may have under the Orphan Drug Act.

         Legislation has in the past been introduced to limit the marketing exclusivity provided for certain Orphan Drugs. Although the outcome of that legislation, if reintroduced, is uncertain, there remains a possibility that future legislation will limit the incentives currently afforded to the developers of Orphan Drugs.

         There can be no assurance that other companies will not seek such designation and obtain FDA marketing approval before the Company obtains such approval. If another company obtains Orphan Drug marketing approval and receives seven-year marketing exclusivity, it is possible that the Company would not be permitted by the FDA to market a similar product in the United States during the exclusivity period.

         EARLY STAGE OF DEVELOPMENT; COMMERCIAL UNCERTAINTY. TKT is at an early stage of development. All of the Company's potential products are in research, preclinical development or clinical development. No revenues have been generated from product sales, and no such revenues are expected until 2000 at the earliest.

         The Gene Activation products currently under development by the Company will require significant additional development efforts, including extensive preclinical and clinical testing and regulatory approval, prior to commercial use. There can be no assurance that any Gene Activation products will ultimately be developed by the Company and its corporate partners, or that, even if developed, these products will receive regulatory approval. If approved, these products may compete with established products of proven safety and efficacy, the manufacturers of which can be expected to employ intellectual property challenges to commercialization of these products. There can be no assurance that the Company's Gene Activation products, if any, will be able to be commercialized or, if commercialized, that they will be accepted by medical centers, hospitals, physicians or patients in lieu of existing treatments. Accordingly, there can be no assurance that these products can be successfully manufactured and marketed at prices that would permit the Company and its corporate partners to operate profitably.

         The Company's potential gene therapy products may be even further from commercial introduction. Due to the early stage of development of the Company's potential gene therapy products and the extensive research, development, preclinical and clinical testing, and regulatory review process required before marketing approval can be obtained, the Company cannot predict with certainty when it will be able to commercialize any of its potential gene therapy products, if at all.

         All of TKT's potential Niche Protein products are in research, preclinical development or clinical development. No revenues have been generated from product sales, and the Company believes no such revenues will be realized until at least 2000. Extensive research, development, preclinical and clinical testing and the regulatory review process will be required before marketing approval can be obtained. The Company cannot predict with certainty when it will be able to commercialize any of its potential Niche Protein products, if at all.

         TECHNOLOGICAL UNCERTAINTY. Each of the Company's three product platforms involves new and rapidly evolving technologies. All of the Company's potential products are in pre-clinical or clinical stages of development and will require substantial additional development efforts and regulatory approvals prior to market introduction.

         The Company's Gene Activated and Niche Protein products are either in clinical development or have not yet been tested in humans. While certain of the Company's potential gene therapy products are in clinical development, the Company believes that its product candidates in this area are even further from commercial introduction. Existing preclinical and clinical data on the safety and efficacy of the Company's potential products are limited.

         For any given indication, the Company's potential products may not be efficacious or may prove to have undesirable and unintended side effects, toxicities or other characteristics that may prevent or limit commercial use. There can be no assurance that any of the Company's products will obtain approval from the FDA or equivalent foreign regulatory authorities for any indication.

         UNCERTAINTY ASSOCIATED WITH CLINICAL TRIALS. The Company's potential products are in various stages of research or preclinical or clinical development. Subject to compliance with FDA regulations, TKT and its corporate partners plan to undertake extensive clinical testing in humans to evaluate the safety and efficacy of its products in development.

         The rate of completion of clinical trials is dependent upon, among other factors, the enrollment of patients. Patient accrual is a function of many factors, including the size of the patient population, the proximity of patients to clinical sites, the eligibility criteria for the study and the existence of competitive clinical trials. Delays in planned patient enrollment in the anticipated Gene Activation clinical trials may result in program delays, which could have a material adverse effect on TKT. Even if clinical trials are completed, there can be no assurance that the Company or its partners will be able to submit a license application to the FDA or comparable regulatory agencies in foreign countries on the schedule anticipated or that such applications will be reviewed and approved by such regulatory agencies in a timely manner.

         Of the gene therapy products under development at the Company, one, for the treatment of cachexia, and a second, for the treatment of hemophilia A, are in Phase I clinical trials. There can be no assurance that the Company will be able to obtain authorization from the FDA for additional human clinical testing for any of its other gene therapy products currently in research or preclinical development.

         There can be no assurance that any authorized clinical testing will be completed successfully within any specified time period, if at all, with respect to any potential product. There also can be no assurance that such testing will show any potential product to be safe or efficacious or that any such product will be approved by the FDA for any indication. Furthermore, the Company or the FDA may suspend clinical trials at any time if the subjects or patients participating in such trials are being exposed to unacceptable health risks. There can be no assurance that the Company will not encounter problems in clinical trials which will cause the Company or the FDA to delay or suspend clinical trials.

         UNCERTAINTY OF GOVERNMENT REGULATORY REQUIREMENTS; LENGTHY APPROVAL PROCESS. The Company's research and development, preclinical testing, clinical trials, facilities and manufacturing and marketing of its products will be subject to extensive regulation by numerous governmental authorities in the U.S. and other countries. The regulatory process for new therapeutic products, which includes preclinical and clinical testing of each product to establish its safety and efficacy, can take many years and require the expenditure of substantial resources. Data obtained from preclinical and clinical activities are susceptible to varying interpretations which could delay, limit or prevent FDA regulatory approval. In addition, delays or rejections may be encountered based upon changes in FDA policy during the period of product development and FDA regulatory review of each submitted license application. Similar delays may also be encountered and substantial resources expended in foreign countries.

         There can be no assurance that even after such time and expenditures, regulatory approval will be obtained for any Gene Activated or gene therapy products developed by the Company. Moreover, if regulatory approval of a product is granted, such approval may entail limitations on the indicated uses for which it may be marketed and contain requirements for post-marketing follow-up studies. Because gene therapy is a relatively new technology and products for gene therapy have not been extensively tested in humans, the regulatory requirements governing gene therapy products may be subject to substantial additional review by various regulatory authorities in the U.S. and abroad. These requirements may result in extensive delays in initiating clinical trials of gene therapy products and in the regulatory approval process in general.

         Any of the foregoing effects of government regulation, as well as of comparable foreign regulation, could delay the marketing of the Company's products for a considerable or indefinite period of time, materially increase the cost involved in developing, manufacturing and marketing the Company's products, diminish or eliminate any competitive advantage the Company may enjoy, or otherwise adversely affect the Company's ability to conduct its business. Compliance with applicable government regulations governing each of the Company's potential products will require a significant commitment of time, money and effort by the Company and its corporate partners with no assurances that any approval will ultimately be granted on a timely basis, if at


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all.

         HISTORY OF OPERATING LOSSES; FUTURE CAPITAL NEEDS; UNCERTAINTY OF ADDITIONAL FUNDING. The Company has experienced significant operating losses since its inception in 1988. As of June 30, 1999, the Company had an accumulated deficit of $91,927,000. The Company expects that it will continue to incur substantial losses until at least 2000 and expects cumulative losses to increase until then as the Company's research and development efforts expand. The Company expects that such losses will fluctuate from quarter to quarter and that such fluctuations may be substantial. There can be no assurance that the Company will ever achieve sales or profitability. To date, the Company has not received any revenues from product sales.

         The Company will require substantial funds to conduct research and development (including preclinical and clinical testing) of its potential products and to manufacture and market any products that are approved for commercial sale. Based on its current operating plan, the Company believes that its available cash will be adequate to satisfy its capital needs into 2001. The Company's future capital requirements will depend on many factors, including continued progress in its research and development programs, the magnitude of these programs, the scope and results of clinical trials, the timing and receipt of milestone payments, the time and costs involved in obtaining regulatory approvals, the costs involved in preparing, filing, prosecuting, maintaining and enforcing patent claims and other patent-related costs, competing technological and market developments, the ability of the Company to establish and maintain collaborative arrangements, and the cost of manufacturing and commercialization activities. The Company also will require capital to fund the costs of its additional facilities requirements. The Company intends to seek additional funding through collaborative arrangements and/or through public or private financings. There can be no assurance that additional financing will be available on acceptable terms, if at all.

         NO MANUFACTURING OR DISTRIBUTION OR MARKETING CAPABILITIES; DEPENDENCE ON THIRD PARTY MANUFACTURERS. Although the Company has pilot gene therapy and protein manufacturing facilities, it has only limited manufacturing experience and no commercial scale manufacturing capabilities. The Company will need to develop, contract for or otherwise arrange for such capabilities, for example, through collaborative partners, to commercialize any of its products. If the Company is delayed in establishing suitable manufacturing capabilities, the Company's ability to conduct human clinical testing may be adversely affected, resulting in the delay of submission of potential products for regulatory approval and initiation of new development programs. In addition, there can be no assurance that the Company will be able to manufacture products at a reasonable cost, that the Company will be able to price products competitively or, if priced competitively, that the Company will be able to achieve margins sufficient to allow it to achieve profitability.

         The Company plans to provide its gene therapy products through central manufacturing facilities. The establishment of these facilities will require substantial additional funds and personnel and will require compliance with extensive regulations applicable to such facilities. There can be no assurance that such funds and personnel will be available on acceptable terms, if at all, or that the Company will be able to comply with such regulations at acceptable cost, if at all. In addition, in managing this expansion the Company may encounter unforeseen regulatory, logistical or management problems or incur unexpected operating costs. Failure or delays in establishing these facilities, or the incurrence of unexpected operating costs, could adversely affect the ability of the Company to manufacture and market its gene therapy products.

         To the extent that the Company contracts with third parties for the manufacture of its products, the Company will be dependent on such third parties to comply with the terms of the contracts and to manufacture for the Company on a timely basis and in accordance with applicable regulations. Any failures by third parties to person their contract obligations satisfactorily may delay clinical trial development or the submission of products for regulatory approval, impair the Company's ability to commercialize its products as planned and deliver products on a timely basis or otherwise adversely affect the Company's competitive position.

         The Company has no product sales, marketing or distribution capabilities or experience. In order to market any of its products, the Company must develop sales, marketing and distribution capabilities, either on its own or in conjunction with others. There can be no assurance that the Company will be able to enter into any arrangements for the sale, marketing and distribution of its products, that such arrangements will be successful or that the Company will be able to obtain additional capital and expertise to conduct such activities independently. In addition, if the Company chooses to conduct such activities directly, there can be no assurance that the Company will be able to recruit and maintain a sales force or that a sales force will be able to successfully access the markets for the Company's products.

         DEPENDENCE ON KEY PERSONNEL. The Company's success is highly dependent on the retention of principal members of its scientific and management staff. Furthermore, the Company's future growth will require the hiring of significant numbers of qualified scientific and management personnel. Accordingly, recruiting and retaining such personnel in the future will be critical to the Company's success. There is intense competition from other companies and research and academic institutions for qualified personnel in the areas of the Company's activities, and there can be no assurance that the Company will be able to continue to attract and retain on acceptable terms the qualified personnel necessary for the development of its business.

         PRODUCT LIABILITY AND INSURANCE. The Company's business will in the future expose it to potential product liability risks which are inherent in the testing, manufacturing and marketing of human therapeutic products. Although the Company has clinical trial liability insurance for trials conducted in the U.S., the Company does not currently have any product liability insurance, and there can be no assurance that it will be able to obtain or maintain such insurance on acceptable terms, if at all, or that any insurance obtained will provide adequate protection against potential liabilities. An inability to obtain insurance at acceptable cost or otherwise protect against potential product liability claims, in addition to exposing the Company to significant liabilities, could prevent or inhibit the commercialization of products developed by the Company.

         UNCERTAINTY OF PHARMACEUTICAL PRICING AND REIMBURSEMENT. The business and financial condition of pharmaceutical and biotechnology companies will continue to be affected by the efforts of government and third-party payors to contain or reduce the cost of health care through various means. For example, in certain foreign markets, pricing and profitability of prescription pharmaceuticals is subject to government control. In particular, individual pricing negotiations are often required in each country of the European Community, even if approval to market the drug is obtained.

         In the U.S. there have been, and the Company expects that there will continue to be, a number of federal and state proposals to implement similar government control. In addition, an increasing emphasis on managed care in the U.S. has and will continue to increase the pressure on pharmaceutical pricing. While the Company cannot predict whether any such legislative or regulatory proposals will be adopted or the effect such proposals or managed care efforts may have on its business, the announcement of such proposals or efforts could have a material adverse effect on the Company's ability to raise capital, and the adoption of such proposals or efforts could have a material adverse effect on the Company's business, financial condition and results of operations. Further, to the extent that such proposals or efforts have a material adverse effect on other pharmaceutical companies that are prospective corporate partners for the Company, the Company's ability to establish corporate collaborations may be adversely affected.

         In addition, in both domestic and foreign markets, sales of the Company's products, if any, will be dependent in part on the availability of reimbursement from third party payors, such as government and private insurance plans. Third party payors are increasingly challenging the prices charged for medical products and services. If the Company succeeds in commercializing products, there can be no assurance that these products will be considered cost effective, that reimbursement will be available, or if available, that the payor's reimbursement policies will be adequate to permit the Company to realize a reasonable return.